CERTIFICATE OF AMENDMENT

TO

CERTIFICATE OF TRUST

OF

EVEREST RE CAPITAL TRUST III

THIS Certificate of Amendment to Certificate of Trust of Everest Re Capital Trust III (the "Trust"), is being duly executed and filed by the undersigned trustee to amend the Certificate of Trust of the Trust, which was filed on June 25, 2003 (the "Certificate of Trust") with the Secretary of State of the State of Delaware under the Delaware Statutory Trust Act (12 Del. C. § 3801, et seq.)(the "Act").

1.	Name.	The name of the statutory trust is Everest Re Capital Trust III.

     2.     Amendment to Certificate of Trust.   The Certificate of Trust is hereby amended by amending and restating Section 2 thereof in its entirety as follows:

    "2.    Delaware Trustee.       The name and business address of the trustee of the Trust with its principal place of business in the State of Delaware are:

BNY Mellon Trust of Delaware

White Clay Center, Route 273

Newark, Delaware 19711."

     3.     Effective Date. This Certificate of Amendment shall be effective upon filing.

IN WITNESS WHEREOF, the undersigned trustee of the Trust has executed this Certificate of Amendment in accordance with Section 3811(a)(2) of the Act.

BNY MELLON TRUST OF DELAWARE,

not in its individual capacity, but solely as trustee

By:    /s/ James Ambagis

         Name: James Ambagis

         Title: Assistant Vice President